Exhibit 10-60
FIRSTENERGY CORP.
2020 Incentive Compensation Plan

January 2023 Interim Chief Executive Officer Restricted Stock Units Award Agreement

THIS JANUARY 2023 INTERIM CHIEF EXECUTIVE OFFICER RESTRICTED STOCK UNITS AWARD AGREEMENT (the “Agreement”), effective as of January 4, 2023 (the “Grant Date”), is entered into by and between the Company and Mr. John W. Somerhalder II (the “Grantee”).
1.Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the FirstEnergy Corp. 2020 Incentive Compensation Plan.

2.Grant of January 2023 Interim Chief Executive Officer Restricted Stock Units Award.

(a)Description of Award. As of the Grant Date (but only if the Grantee is still Interim President and Chief Executive Officer of the Company as of the Grant Date), the Company has granted to the Grantee an Award of Restricted Stock Units under the Plan effectively reflecting the right to earn payment of an amount of Shares for each calendar month (or partial calendar month), commencing with January 2023 and ending with June 2023, during which the Grantee serves without interruption in 2023 as Interim President and Chief Executive Officer of the Company. The Award described in this Agreement is collectively referred to as the “January 2023 Interim CEO Restricted Stock Units Award.” The January 2023 Interim CEO Restricted Stock Units Award was granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on the Grantee’s own behalf and on behalf of any heirs, successors and assigns.

(b)Target Restricted Stock Units; Monthly Allocation of Target Restricted Stock Units; Final Earned RSUs. In particular, under the January 2023 Interim CEO Restricted Stock Units Award, the Company has granted to the Grantee (but only if the Grantee is still Interim President and Chief Executive Officer of the Company as of the Grant Date), the right to earn a percentage (but not more than 200%) of 85,228 (the “Target”) Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), allocated as follows: (i) 14,205 Target RSUs for the period January 1, 2023 through and including January 31, 2023 (the “January Period”); (ii) 14,205 Target RSUs for the period February 1, 2023 through and including February 28, 2023 (the “February Period”); (iii) 14,205 Target RSUs for the period March 1, 2023 through and including March 31, 2023 (the “March Period”); (iv) 14,205 Target RSUs for the period April 1, 2023 through and including April 30, 2023 (the “April Period”); (v) 14,205 Target RSUs for the period May 1, 2023 through and including May 31, 2023 (the “May Period”); and (vi) 14,203 Target RSUs for the period June 1, 2023 through and including June 30, 2023 (the “June Period” and, together with the January Period, February Period, March Period, April Period, May Period and the June Period, the “Monthly Periods”); but with such Target RSUs subject to adjustment as provided for in Section 3 of this Agreement to determine the final number of Restricted Stock Units earned under this Agreement for the Grantee’s service as Interim President and Chief Executive Officer of the Company from January 1, 2023 through and including July 5, 2023 (such adjustment, the “Adjustment,” and such final number of earned Restricted Stock Units, the “Final Earned RSUs”).

3.Adjustments to Determine Final Earned RSUs.

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(i)Determination of Monthly Period Share Number. As of July 5, 2023, for each Monthly Period, (A) the Company shall calculate the product of (1) the quotient of (a) $600,000 divided by (b) the average of the highest and lowest closing prices for the Shares for the trading days in such Monthly Period on the New York Stock Exchange, multiplied by (2) a fraction (not greater than one) the numerator of which is the number of calendar days during such Monthly Period during which the Grantee actually served as Interim President and Chief Executive Officer of the Company, and the denominator of which is the total number of calendar days in such Monthly Period (for each Monthly Period, rounded up to the nearest whole number, the “Monthly Period Share Number”).
(ii)Determination of Adjustment for January Period. For the January Period: (A) if the January Monthly Period Share Number is less than (or equal to) the January Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be reduced by the difference between (1) the January Period Target RSUs minus (2) the January Monthly Period Share Number (rounded up to the nearest whole number); or (B) if the January Monthly Period Share Number is more than the January Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be increased by the difference between (1) the January Monthly Period Share Number minus (2) the January Period Target RSUs (rounded up to the nearest whole number).
(iii)Determination of Adjustment for February Period. For the February Period: (A) if the February Monthly Period Share Number is less than (or equal to) the February Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be reduced by the difference between (1) the February Period Target RSUs minus (2) the February Monthly Period Share Number (rounded up to the nearest whole number); or (B) if the February Monthly Period Share Number is more than the February Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be increased by the difference between (1) the February Monthly Period Share Number minus (2) the February Period Target RSUs (rounded up to the nearest whole number).
(iv)Determination of Adjustment for March Period. For the March Period: (A) if the March Monthly Period Share Number is less than (or equal to) the March Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be reduced by the difference between (1) the March Period Target RSUs minus (2) the March Monthly Period Share Number (rounded up to the nearest whole number); or (B) if the March Monthly Period Share Number is more than the March Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be increased by the difference between (1) the March Monthly Period Share Number minus (2) the March Period Target RSUs (rounded up to the nearest whole number).
(v)Determination of Adjustment for April Period. For the April Period: (A) if the April Monthly Period Share Number is less than (or equal to) the April Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be reduced by the difference between (1) the April Period Target RSUs minus (2) the April Monthly Period Share Number (rounded up to the nearest whole number); or (B) if the April Monthly Period Share Number is more than the April Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be increased by the difference between (1) the April Monthly Period Share Number minus (2) the April Period Target RSUs (rounded up to the nearest whole number).
(vi)Determination of Adjustment for May Period. For the May Period: (A) if the May Monthly Period Share Number is less than (or equal to) the May Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be reduced by the difference between (1) the May Period Target RSUs minus (2) the May Monthly

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Period Share Number (rounded up to the nearest whole number); or (B) if the May Monthly Period Share Number is more than the May Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be increased by the difference between (1) the May Monthly Period Share Number minus (2) the May Period Target RSUs (rounded up to the nearest whole number).
(vii)Determination of Adjustment for June Period. For the June Period: (A) if the June Monthly Period Share Number is less than (or equal to) the June Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be reduced by the difference between (1) the June Period Target RSUs minus (2) the June Monthly Period Share Number (rounded up to the nearest whole number); or (B) if the June Monthly Period Share Number is more than the June Period Target RSUs, then, in calculating the Final Earned RSUs, the Target RSUs evidenced by this Agreement shall be increased by the difference between (1) the June Monthly Period Share Number minus (2) the June Period Target RSUs (rounded up to the nearest whole number).
(viii)Determination of Final Earned RSUs. As of July 5, 2023, once the Adjustments for the January Period, February Period, March Period, April Period, May Period and June Period have been determined, the number of Final Earned RSUs subject to this Agreement shall be determined based on the Adjustments described above as applied to the Target RSUs (and in no event will the Final Earned RSUs exceed 200% of such Target RSUs). Such Final Earned RSUs shall vest and become payable, and will be paid, in accordance with the terms and conditions of the Plan and this Agreement.

4.Restrictions on January 2023 Interim CEO Restricted Stock Units Award. Except as otherwise provided in this Agreement, and specifically subject to Section 7 of this Agreement, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the January 2023 Interim CEO Restricted Stock Units Award (or any Shares payable thereunder prior to actual payment of such Shares), or pledge the January 2023 Interim CEO Restricted Stock Units Award (or any Shares payable thereunder prior to actual payment of such Shares) as collateral for a loan, other than by will or by the laws of descent and distribution, and in no event may the January 2023 Interim CEO Restricted Stock Units Award (or any Shares payable thereunder prior to actual payment of such Shares) be transferred for value. In addition, the January 2023 Interim CEO Restricted Stock Units Award, and any payments made with respect thereto, will be subject to such other restrictions as the Committee deems necessary or appropriate, including, without limitation, the Company’s Executive Compensation Recoupment Policy and the Company’s Insider Trading Policy, as each may be amended from time to time, or their successors, to the extent applicable. The restrictions described in this Section 4 are referred to as the “Transfer Restrictions.” For purposes of clarification, neither the January 2023 Interim CEO Restricted Stock Units Award nor any Shares paid pursuant thereto will be considered compensation for the Grantee’s service as a Nonemployee Director of the Company.

5.Vesting; Timing for Settlement.

(a)Vesting. Except as otherwise provided in Section 7 or Section 8 below, if and to the extent Final Earned RSUs are earned under this Agreement, such Final Earned RSUs will vest on July 5, 2023 (the “Vesting Date”) as long as the Grantee remains continuously employed by the Company or a Subsidiary until such Vesting Date. The Grantee will have no rights to the Shares underlying the Final Earned RSUs until the Final Earned RSUs have vested and been settled (each Final Earned RSU that vests pursuant to this Section 5 or Section 7 or Section 8 below, a “Vested RSU”). Prior to settlement, each Final Earned RSU (whether or not a Vested RSU) represents an unfunded and unsecured obligation of the Company.

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(b)Settlement. Except as otherwise provided in Section 8 or Section 12 below, and subject to Section 9 of this Agreement, the Company shall settle each Vested RSU by delivering one Share per Vested RSU to the Grantee (or the Grantee’s estate) during the period from and including July 5, 2023, to July 31, 2023. Fractional Vested RSUs, if any, will be settled in cash.
6.Forfeiture. Except as otherwise provided in Section 7 and Section 8, the Grantee will forfeit the Grantee’s interest in the RSUs evidenced by this Agreement to the extent reduced pursuant to the Adjustment, and/or if the Company terminates the Grantee’s employment with the Company and its Subsidiaries for Cause prior to the Vesting Date, and/or if the Grantee voluntarily terminates the Grantee’s employment with the Company and its Subsidiaries prior to the Vesting Date.
7.Alternative Vesting Situations. Notwithstanding any provision in this Agreement to the contrary:
(a)Commencement of Employment of Successor Chief Executive Officer Prior to Vesting Date. If, after the Grant Date but prior to the Vesting Date, and at a time when the RSUs evidenced by this Agreement have not been forfeited, the Grantee ceases to serve as Interim President and Chief Executive Officer of the Company because a person other than the Grantee commences employment with the Company in the role of the Company’s Chief Executive Officer (as appointed by the Board) to be the successor to the Grantee, then the Final Earned RSUs shall become Vested RSUs on the Vesting Date (and Grantee’s continued employment with the Company or a Subsidiary until the Vesting Date will no longer be required).
(b)Death, Involuntary Termination of Employment Due to Disability, or Involuntary Termination of Employment Without Cause. If, after the Grant Date but prior to the Vesting Date, and at a time when the RSUs evidenced by this Agreement have not been forfeited, (i) the Grantee dies, (ii) the Grantee’s employment with the Company and its Subsidiaries is involuntarily terminated due to the Grantee’s Disability, or (iii) the Grantee’s employment with the Company and its Subsidiaries is involuntarily terminated by the Company without Cause, then, subject to Section 7(c) below, the Final Earned RSUs shall become Vested RSUs on the Vesting Date (and Grantee’s continued employment with the Company or a Subsidiary until the Vesting Date will no longer be required).
(c)Release Requirement. Notwithstanding any provision in this Agreement to the contrary, except as otherwise determined by the Company, in order for the Grantee to receive Shares pursuant to the settlement of Vested RSUs under Section 7(b) above, the Grantee (or the representative of his or her estate) must execute and deliver to the Company a general release and waiver of claims against the Company, its Subsidiaries and their directors, officers, employees, shareholders and other affiliates in a form that is satisfactory to the Company (the “Release”). The Release must become effective and irrevocable under applicable law no later than 30 days following the date of the Grantee’s death or termination of employment, as applicable.
8.Change in Control. If, after the Grant Date but prior to the Vesting Date, and at a time when the RSUs evidenced by this Agreement have not been forfeited, a Change in Control occurs, the RSUs shall generally become subject to the terms and conditions of Article 16 of the Plan; provided, that if the RSUs evidenced by this Agreement are not otherwise assumed, replaced or continued in connection with the Change in Control in the form of a Replacement Award, then notwithstanding Section 5(b) of this Agreement, the Company (or its successor in the Change in Control) shall determine the Final Earned RSUs as of a reasonable date immediately preceding the Change in Control, and such Final Earned RSUs shall become Vested RSUs and shall be settled as of the date of, and immediately prior to, the Change in Control (and

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Grantee’s continued employment with the Company or a Subsidiary until the Vesting Date will no longer be required).
9.Continuation and Lapse of Transfer Restrictions. In connection with any Share payment made under this Agreement (“Share Payment”), the Grantee hereby acknowledges and agrees that the Transfer Restrictions shall continue to apply to the Shares received under such Share Payment (net of all applicable tax amounts payable with respect thereto) during the period beginning on the date on which such Share Payment is made and ending on the earliest of (a) the first anniversary of the date on which the Grantee ceases to serve as Interim President and Chief Executive Officer of the Company, (b) the date on which the Grantee dies, (c) the date on which Grantee’s employment with the Company and its Subsidiaries is involuntarily terminated due to the Grantee’s Disability and (d) the date on which a Change in Control occurs (for purposes of clarification, the continuation of such Transfer Restrictions described in this Section 9 shall lapse on the earliest to occur of such dates).
10.Dividend Equivalents. Until the date on which the RSUs are settled for Shares or forfeited, and pursuant to the terms and conditions of this Agreement, the Grantee will be credited (in the manner described in the following sentences) on the books and records of the Company with an amount per each RSU equal to the amount per share of any cash dividends declared by the Board of Directors of the Company with a record date on or after the Grant Date on the outstanding Shares (such amount, a “Dividend Equivalent”). Such Dividend Equivalents will be credited in the form of an additional number of RSUs, and the Target RSUs shall be adjusted by each additional RSU credited to the Grantee pursuant to the Dividend Equivalents. The additional number of RSUs will be equal to the aggregate amount of Dividend Equivalents credited under this Agreement on the respective dividend payment date divided by the average of the high and low prices per Share on the respective dividend payment date. The RSUs attributable to the Dividend Equivalents will be either settled or forfeited, as appropriate, under the same terms and conditions that apply to the other RSUs under this Award Agreement, including the Adjustment and any action taken by the Committee.
11.Continuous Employment. So long as the Grantee continues to be an employee of the Company or any of its Subsidiaries, the Grantee shall not be considered to have experienced a termination of employment because of: (a) any temporary leave of absence approved in writing by the Company or such Subsidiary; or (b) any change of duties or position (including transfer from one Subsidiary to another).
12.Withholding. Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless the Committee determines otherwise, the Company shall withhold Shares in an amount not to exceed the maximum amount necessary to satisfy all federal, state, local, or other taxes to be withheld in connection with the settlement of Vested RSUs or any other applicable taxable event under this Agreement.
13.No Shareholder Rights Until Payment. The Grantee shall have no shareholder rights (or rights as a beneficial owner), including no voting rights, with respect to the RSUs or any Share underlying the RSUs unless and until the Grantee receives such Share upon settlement of the RSUs.
14.Recoupment. This Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and will be subject to the Company’s Executive Compensation Recoupment Policy, as amended from time to time, or any other successor Company policy, including those adopted pursuant to applicable law, rules, or regulations (and this Agreement may be amended to further such purpose without the consent of the Grantee).

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15.Termination of Agreement. This Agreement will terminate on the date by which the Company has fulfilled all of its obligations with respect to the RSUs under this Agreement; provided, however, that any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes shall survive the termination of this Agreement.
16.Non-Transferability and Legends. The Shares underlying the RSUs have not been registered for resale under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to such Shares has become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. After a Share Payment, the paid Shares, as held in book entry form or via certificate form, may bear the following (or similar) legend until such Shares are no longer subject to the Transfer Restrictions or forfeiture: “The sale or other transfer of the shares of stock represented by this certificate or book entry, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in a January 2023 Interim Chief Executive Officer Restricted Stock Units Award Agreement, a copy of which document may be obtained from the Corporate Secretary of FirstEnergy Corp.”
17.Miscellaneous Provisions.
(i)Adjustments. In the event of a corporate event or transaction described in Section 4.5 of the Plan, this January 2023 Interim CEO Restricted Stock Units Award and the Shares paid or payable hereunder shall be subject to mandatory adjustment as described in Section 4.5 of the Plan.
(ii)Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.
(iii)Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach. To the extent a conflict exists between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
(iv)Notice. Any notice relating to this January 2023 Interim CEO Restricted Stock Units Award must be in writing, which may include an electronic writing.
(v)No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company or any of its Subsidiaries, or to be employed or serve in any particular position there with, or affect any right which the Company or any of its Subsidiaries may have to terminate the Grantee’s employment or service with or without cause.
(vi)Severability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
(vii)Section Headings. The section headings of this Agreement are for convenience of reference only and are not intended to define, extend or limit the contents of the sections.
(viii)Amendment. The terms and conditions of this Agreement may be modified by the Committee:

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(1)in any case permitted by the terms of the Plan or this Agreement;
(2)with the written consent of the Grantee; or
(3) without the consent of the Grantee if the amendment is either not materially adverse to the interests of the Grantee or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.
(ix)Plan Administration. The Plan is administered by the Committee, which has full and exclusive discretionary power to interpret, implement, construe and adopt rules, forms and guidelines for administering the Plan and this Agreement. All actions, interpretations and determinations made by the Committee, the Board, or any of their delegates as to the provisions of this Agreement and the Plan shall be final, conclusive, and binding on all persons and the Grantee agrees to be bound by such actions, interpretations and determinations.
(x)Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws. By accepting this Award, the Grantee agrees to the exclusive jurisdiction and venue of the courts of the United States District Court for the Northern District of Ohio or the Summit County (Ohio) Court of Common Pleas to adjudicate any and all claims brought with respect to this Agreement.
(xi)Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the January 2023 Interim CEO Restricted Stock Units Award is intended to meet any applicable requirements for compliance under, or exemption from, Code Section 409A and this Agreement shall be construed and administered accordingly. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or the Grantee’s estate) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee (or the Grantee’s estate).
(xii)Data Privacy. In order to implement, administer and manage the Grantee’s participation in the January 2023 Interim CEO Restricted Stock Units Award, the Company and its affiliates may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any affiliate, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, the “Personal Data”).
    The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Personal Data as described above, as applicable, to the Company and its affiliates for the sole purpose of administering the Plan. The Grantee understands that Personal Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States or the Grantee’s state of residence. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Executive Compensation group of Human Resources. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite

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transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares received as the result of any Share Payment. The Grantee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and to comply with Securities and Exchange Commission and/or NYSE reporting obligations, any other applicable law or regulation and any applicable document retention policies of the Company. The Grantee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Executive Compensation group of Human Resources. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the January 2023 Interim CEO Restricted Stock Units Award or to realize benefits from the Share Payments. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Executive Compensation group of Human Resources.
(xiii)Signatures and Electronic Delivery. This Agreement may be executed electronically and in counterparts, each of which shall be deemed to be an original, and when taken together shall constitute one binding agreement. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
[SIGNATURE ON FOLLOWING PAGE]

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The Grantee acknowledges receipt of this Agreement and accepts and agrees with the terms and conditions stated above.

                        /s/ John W. Somerhalder II
2/9/2023                    (Signature of the Grantee)
(Date)

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